Exhibit 99.1

1110 Maple Street ♦ P.O. Box 300 ♦ Elma, New York 14059-0300 ♦ 716-655-5990 ♦ FAX 716-655-6012

MARCH 23, 2018

SERVOTRONICS, INC. ANNOUNCES

2017 OPERATING RESULTS

Elma, NY – Servotronics, Inc. (NYSE MKT – SVT) a designer and manufacturer of servo-control components and other advanced technology products announced today the results of its operations for the year ended December 31, 2017.

Net income for the twelve month period ended December 31, 2017 was $1,317,000 (or $0.58 per share Basic and $0.57 Diluted) on revenues of $41,444,000 as compared to net income for the same period of 2016 of $1,753,000 (or $0.79 per share Basic and $0.76 Diluted) on revenues of $38,587,000. Excluding certain non-recurring items related to the death benefits under the employment agreement for the Company’s late founder, Chairman and Chief Executive Officer and arbitration expense, each net of tax, the Company’s adjusted net income increased approximately 1.1% from $1,753,000 for the twelve-month period ended December 31, 2016 to $1,772,000 for the same period of 2017.

Gross profit for 2017 was $10.8 million, or 26.1% of revenue, compared with $10.0 million, or 26.0% of revenue for 2016. The increase as a percentage of revenue is primarily due to the mix of product sold, as well as the realization of certain expected operational efficiencies attributable to increased production volumes at our Ontario Knife Company subsidiary. EBITDA for the twelve month period ended December 31, 2017 was $3,027,000 as compared to $3,355,000 for the same period of 2016. EBITDA for 2017, adjusting certain non-recurring items, was $3.7 million, or 9.0% of revenue, compared to $3.4 million, or 8.7% of revenue for 2016.

"We are pleased with our financial results for 2017, which were in line with our expectations" observed Kenneth D. Trbovich, CEO and Chairman of the Board. “We again achieved record annual sales with a 4.4% increase in revenues from 2016. Our ability to be successful in this competitive market environment requires efficient operations and a skilled workforce. We continue to invest in our employees as well as our facilities and equipment to allow us to focus on quality and continuous improvement as we pursue our strategic and operational goals. We thank our employees for their continued support and commitment and look forward to building on our most recent success as we grow the Company in the future.”

Reconciliation of Non-GAAP Financial Measures

This press release contains financial information determined by methods other than in accordance with U.S. Generally Accepted Accounting Principles, (“GAAP”). The Company’s management uses the non-GAAP measure “adjusted net income”, EBITDA and adjusted EBITDA in their analysis of the Company’s performance. The Company defines EBITDA as earnings before interest, taxes, depreciation, amortization and such measure is used to evaluate and compare the core operating performance of the Company from period to period. Adjusted net income and adjusted EBITDA reflect changes in financial results associated with the non-recurring charges and income items highlighted below. Management believes the presentation of these financial measures provides important supplemental information in evaluating the operating results of the Company from period to period by removing nonrecurring items that are not indicative of ongoing operating results. This non-GAAP disclosure has limitations as an analytical tool, should not be viewed as a substitute for net earnings determined in accordance with GAAP, and should not be considered in isolation or as a substitute for analysis of the Company’s results as reported under GAAP, nor is it necessarily comparable to non-GAAP performance measures that may be presented by other companies. This supplemental presentation should not be construed as an inference that the Company’s future results will be unaffected by similar adjustments to net income determined in accordance with GAAP.

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Included below is a reconciliation of non-GAAP adjusted financial measures to reported amounts ($000’s omitted):

	Twelve Months Ended
	December 31,
Adjusted Net Income Reconciliation	2017	2016

As reported net income	$1,317	$1,753
Non-GAAP adjustments, net of tax
Non-recurring employment contract expense	284	-
Non-recurring arbitration expense	171	-
Non-GAAP adjusted net income	$1,772	$1,753

Per share amounts:
Non-GAAP adjusted net income per share (basic)	$0.78	$0.79
Basic weighted average common shares	2,267	2,215

EBITDA and Adjusted EBITDA Reconciliation	2017	2016

As reported net income	$1,317	$1,753
Add/(Subtract) back:
Other income, net	(10)	(11)
Interest Expense	77	73
Depreciation and amortization	885	823
Provision for income taxes	758	717
EBITDA	3,027	3,355
Non-recurring employment contract expense	449	-
Non-recurring arbitration expense	270	-
Non-GAAP adjusted EBITDA	$3,746	$3,355

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The Company is composed of two groups – the ATG and the CPG. The ATG primarily designs, develops and manufactures servo controls and other components for various commercial and government applications (i.e., aircraft, jet engines, missiles, manufacturing equipment, etc.). The CPG designs and manufactures cutlery, bayonets, pocket knives, machetes and combat knives, survival, sporting, agricultural knives and other edged products for both commercial and government applications.

FORWARD-LOOKING STATEMENTS

Certain paragraphs of this release contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, such as those pertaining to the Company's planned growth efforts and expectation of new business and success in its entry into new product programs. Forward-looking statements involve numerous risks and uncertainties. The Company derives a material portion of its revenue from fixed price contracts with agencies of the U.S. Government or their prime contractors. The following factors, among others, could cause actual results and future events to differ materially from those set forth or contemplated in the forward-looking statements: uncertainties in today's global economy, including political risks, adverse changes in legal and regulatory environments, and difficulty in predicting defense appropriations, the introduction of new technologies and the impact of competitive products. the vitality of the commercial aviation industry and its ability to purchase new aircraft, the willingness and ability of the Company's customers to fund long-term purchase programs, and market demand and acceptance both for the Company's products and its customers' products which incorporate Company-made components, the Company’s ability to accurately align capacity with demand, the availability of financing and changes in interest rates, the outcome of pending and potential litigation and the additional risks discussed in the Company’s filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on forward-looking statements, which reflect management's analysis only as of the date hereof. The Company assumes no obligation to update forward-looking statements, whether as a result of new information, future events or otherwise.

SERVOTRONICS, INC. (SVT) IS LISTED ON NYSE MKT

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